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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-68875


                              PROSPECTUS SUPPLEMENT

                    To Prospectus dated December 23, 1998 of

                         AMERICAN EAGLE OUTFITTERS, INC.

         The accompanying prospectus relates to the proposed sale of 500,000 shares of common stock of American Eagle Outfitters, Inc., including 150,000 shares held by The Guez Living Trust and 250,000 shares held by Paul Guez all of which are subject to a pledge and security agreement in favor of Prudential Securities Incorporated ("Prudential"). As a result of the transfer of these shares to Prudential pursuant to the pledge and security agreement, the shares may be sold by Prudential pursuant to the prospectus.

         On December 31, 1998, The Guez Living Trust transferred 100,000 shares to Slauson Limited Partnership ("Donee"). This transfer was a gift transaction and no consideration was paid by Donee. Slauson Management Corporation is the general partner of Donee and has a 1% interest in Donee. Hubert Guez, who owns 99% of the outstanding stock, and Eduardo Verruno, who owns the remaining 1%, are the only shareholders of Slauson Management Corporation. Hubert Guez is the only limited partner of Donee and has a 99% interest in Donee. As a result of the transfer of the shares to Donee, the shares may be sold by Donee pursuant to the prospectus.

         On January 26, 1999, Donee sold 10,000 shares of common stock. The shares were sold by Donee in an open market transaction at $66.375 per share, effected by Prudential, as agent, with the payment by Donee of a commission of $.07 per share. Immediately following the sale, Donee beneficially owned 90,000 shares.

         On January 26, 1999, the closing price per share on the Nasdaq National Market was $67.125.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO CONTRARY IS A CRIMINAL OFFENSE.


           The date of this Prospectus Supplement is January 26, 1999.